Filed Pursuant to Rule 424(b)(2)

Registration No. 333-118932

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 14, 2005

Deutsche Telekom International Finance B.V. (“Finance”)

$650,000,000 5.875% Notes due August 20, 2013

$850,000,000 6.750% Notes due August 20, 2018

Guaranteed as to Payment of Principal and Interest by

Deutsche Telekom AG (“Deutsche Telekom”)

Pursuant to this prospectus supplement, Finance is offering $650,000,000 5.875% Notes due August 20, 2013 (the “2013 Notes”) and $850,000,000 6.750% Notes due August 20, 2018 (the “2018 Notes” and, together with the 2013 Notes, the “Notes”).

Finance will pay interest on the Notes on February 20 and August 20 of each year, beginning on February 20, 2009 at an annual rate of 5.875% for the 2013 Notes and an annual rate of 6.750% for the 2018 Notes.

Finance may redeem the Notes on the terms described in their prospectus supplement under “Description of Notes—Optional Redemption”. Finance may also redeem the Notes at 100% of their principal amount plus accrued interest if certain tax events occur as described in the accompanying prospectus relating to Finance’s debt securities.

Finance intends to apply to list the Notes on the regulated market of the Luxembourg Stock Exchange.

See “Risk Factors” on page S-2 to read about factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Finance
Per 2013 Note	99.837%	0.25%	99.587%
Per 2018 Note	99.985%	0.325%	99.660%
Total	1,498,813,000	4,387,500	1,494,425,500

(1)	Plus accrued interest from August 18, 2008, if settlement occurs after that date.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company (“DTC”) as well as through the facilities of other clearing systems that participate in DTC, including Clearstream Banking, Luxembourg, known as Clearstream, and Euroclear, against payment in immediately available funds on or about August 18, 2008.

Joint Bookrunning Managers

Banc of America Securities LLC		Credit Suisse			Lehman Brothers
Co-Managers
Barclays Capital	BNP Paribas	Citi	JPMorgan	RBS Greenwich Capital	UBS Investment Bank

The date of this Prospectus Supplement is August 11, 2008

No dealer, salesperson or other person is authorized to give any information or represent anything not contained in this prospectus supplement and prospectus. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where sale of these securities is legally permitted. The information in this document may only be accurate on the date of this document.

Prospectus Supplement

Incorporation of Information We File with the SEC	S-1
Forward-Looking Statements	S-2
Risk Factors	S-2
Use of Proceeds	S-3
Capitalization	S-4
Ratios of Earnings to Fixed Charges	S-5
Description of the Notes	S-6
Taxation	S-12
Underwriting	S-15
Validity of the Notes	S-17
Experts	S-17
General Information	S-17

Prospectus

Forward-Looking Statements	5
Limitation of Enforcement of U.S. Laws Against Deutsche Telekom, Finance Their Management, and Others	5
About this Prospectus	6
Prospectus Summary	7
Ratio of Earnings to Fixed Charges	8
Capitalization and Indebtedness	9
Use of Proceeds	10
General Description of the Debt Securities and Guarantees We May Offer	11
Clearance and Settlement	26
Plan of Distribution	31
Expenses of the Issue	33
Taxation	34
Incorporation of Certain Information by Reference	43
Where You Can Find More Information	44
Validity of the Securities	45

You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

A portion of the Notes offered hereby are being offered and sold outside the United States in transactions not subject to the registration requirements of the U.S. Securities Act of 1933.

We have not published a prospectus in relation to the Notes pursuant to Directive 2003/71/EC (together with any applicable implementing measures in any European Economic Area Member State, the “Prospectus Directive”) and are offering the Notes in those Member States that have implemented the Prospectus Directive in reliance on the exemption from the obligation to publish a prospectus provided in Article 3(2)(d) of the Prospectus Directive. The Notes are being issued in denominations of $100,000 and greater integral multiples of $1,000.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. The offer or sale of the Notes and the distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions, and you should inform yourself about, and observe, any such restrictions.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “we”, “us”, “our” or similar references mean Deutsche Telekom AG and its subsidiaries, including Finance.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to incorporate by reference the information we file with them. This means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents;

•	information in this prospectus supplement automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus supplement; and

•	information that we file with the SEC that we incorporate by reference in this prospectus supplement will automatically update and supersede the information in this prospectus supplement.

We incorporate by reference the documents and sections listed below that we filed with the U.S. SEC under the Securities Exchange Act of 1934:

•	Deutsche Telekom’s annual reports on Form 20-F (including any amendments), including its annual report for the year ended December 31, 2007, filed on February 28, 2008;

•	Deutsche Telekom’s reports on Form 6-K dated August 7, 2008 and August 11, 2008 that indicate on their cover pages that they are incorporated by reference into our existing registration statements; and

•	the sections entitled “Other Disclosures—Legal Proceedings” and “Significant Events After the Balance Sheet Date (March 31, 2008)—Group—OTE” in Deutsche Telekom’s report on Form 6-K dated May 16, 2008.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this preliminary prospectus supplement but before the end of the Notes offering:

•	any report on Form 6-K filed by us pursuant to the U.S. Securities Exchange Act of 1934 that indicates on its cover page that it is incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part; and

•	reports filed under Sections 13(a), 13(c) or 15(d) of the U.S. Securities Exchange Act of 1934.

You may request a copy of any filings referred to above, at no cost, at the office of the Luxembourg listing agent, if and for so long as the Notes are listed on the Luxembourg Stock Exchange, or by contacting us at the following address:

Deutsche Telekom AG

Friedrich- Ebert-Allee 140

53113 Bonn, Germany

Tel: +49 228 181 88880

(Investor Relations)

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement, contain forward-looking statements. Forward-looking statements are statements that are not historical facts. Forward-looking statements generally are identified by the words “expect”, “anticipate”, “believe”, “intend”, “estimate”, “aim”, “plan”, “will”, “will continue”, “seek”, “outlook” and similar expressions.

For further information on forward-looking statements, please see “Forward-Looking Statements” in our Annual Report on Form 20-F for the year ended December 31, 2007 incorporated by reference in this prospectus supplement.

RISK FACTORS

In the discussion below, when we refer to ourselves, we are referring to both Deutsche Telekom and Finance. Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our annual report on Form 20-F for the year ended December 31, 2007 and the risk factors described therein under “Risk Factors”.

Our credit ratings may not reflect all risks of an investment in the Notes.

The credit ratings ascribed to us and the Notes are intended to reflect our ability to meet the payment obligations under the Notes, and may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. In addition, actual or anticipated changes in our credit ratings will generally affect the market value of debt securities we have issued, including the Notes.

Many factors may adversely affect the trading market, value or yield of the Notes.

There may not be any trading market for the Notes; factors beyond our creditworthiness may affect the trading market for and value of the Notes.

We cannot assure you that a trading market for the Notes will develop or be maintained in the United States or elsewhere. Although we intend to apply to have the Notes listed on the regulated market of the Luxembourg Stock Exchange, a listing on a stock exchange or other trading market does not imply that a trading market will develop or continue. If the Notes are not listed, however, pricing information for them may be more difficult to obtain, which may make them less liquid.

In addition to our own creditworthiness, many other factors may affect the trading market for, and current market value of, our debt securities including the Notes. These factors include:

-	the method of calculating principal, premium and interest;

-	the time remaining to the maturity;

-	the outstanding amount or our debt securities—unless otherwise indicated in a prospectus supplement, the indenture for our debt securities does not limit the amount of debt securities we may issue or guarantee;

-	redemption or repayment features; and

-	the level, direction and volatility of market interest rates generally.

In addition, if you decide to sell the Notes, there may be a limited number of buyers (if any) or there may be a surplus of debt securities of other issuers available with similar credit, maturity and other structural characteristics. This may affect the price you receive for the Notes or your ability to sell them at all. You should not purchase the Notes unless you understand and know you can bear the related investment risks.

Direct creditors of our subsidiaries will generally have superior claims to cash flows from those subsidiaries.

In recent years, an increasing proportion of Deutsche Telekom’s revenues have been generated by its subsidiaries, particularly in the mobile sector. It may be that we will increasingly depend upon earnings and cash flow from our subsidiaries to meet obligations under the Notes. Since the creditors of any subsidiary of Deutsche Telekom would generally have a right to receive payment that is superior to the parent company’s right to receive payment from the assets of that subsidiary, holders of our debt securities will be effectively subordinated to creditors of those subsidiaries insofar as cash flows from those subsidiaries are relevant to servicing the Notes. The indenture for our debt securities including the Notes does not limit the amount of liabilities that our subsidiaries may incur. In addition, certain subsidiaries of Deutsche Telekom are or may be subject to contractual restrictions that would limit their ability to pay dividends.

The Notes do not contain financial covenants, change in control provisions or similar limitations on our flexibility. In addition, the Notes contain a limitation on liens that is applicable only to capital market indebtedness.

The indenture for our debt securities including the Notes does not contain any covenants or other provisions designed to protect holders of the debt securities against a reduction in the creditworthiness of Deutsche Telekom or Finance or that would prohibit us from increasing our indebtedness or prohibit us or our affiliates from engaging in other transactions that might adversely affect holders of the debt securities including the Notes, including transactions involving a change in control over the relevant issuer or the guarantor (if any) or a business combination, acquisition or divestiture. We may at any time be engaged in discussions concerning, or otherwise acting in furtherance of, such transactions. Furthermore, the limitation on liens in the indenture applies only to capital market indebtedness, which is defined in the accompanying prospectus. As a result, there is no restriction on our ability to issue, assume or guarantee any indebtedness, other than capital market indebtedness, that is secured by a mortgage, pledge, security interest or other lien or encumbrance upon or with respect to any of our assets.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the Notes to be approximately $1,494,025,500 after deducting underwriting discounts and commissions and other expenses of the offering that are to be borne by Finance. We intend that the net proceeds will be on-lent by Finance to Deutsche Telekom group companies and used for general corporate purposes.

CAPITALIZATION

The following table sets forth, on a consolidated basis, the cash and cash equivalents, current financial liabilities, non-current financial liabilities, shareholders’ equity and capitalization of Deutsche Telekom and its consolidated subsidiaries in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IFRS”), at June 30, 2008 and as adjusted solely for the effect of this offering of Notes, including deduction of underwriting discounts and commissions and other offering expenses.

	At June 30, 2008
	Actual	As adjusted
	(millions of euro)
Cash and cash equivalents	1,954	2,947

Current financial liabilities(1)	7,918	7,918

Non-current financial liabilities
Bonds (2)	27,963	28,956	(4)
Liabilities to banks	3,903	3,903
Lease liabilities	1,936	1,936
Promissory notes	738	738

Total non-current financial liabilities(1,3)	34,540	35,533

Shareholders’ equity:
Issued capital	11,165	11,165
Capital reserves	51,525	51,525
Other shareholders equity	(20,585)		(20,585)

Total shareholders’ equity	42,105	42,105

Total capitalization	76,645	77,638

(1)	All current and non-current financial liabilities are unsecured.

(2)	Subsequent to June 30, 2008, Finance issued a EUR 35 million promissory note.

(3)	In accordance with Postrefrom II (§ 2 (4) of the Post Transformation Act - Postumwandlungsgesetz), the Federal Republic of Germany is guarantor of all Deutsche Telekom AG’s liabilities which were outstanding at January 1, 1995. At June 30, 2008, this figure was a nominal EUR 2.0 billion.

(4)	The Euro equivalent of the Notes offered hereby is based on a Euro/U.S. dollar exchange rate of USD 1.5047 = EUR 1.00 as of August 8, 2008, as reported by the Federal Reserve Bank of New York.

Except as disclosed in this prospectus supplement, there has been no material change in the capitalization of Deutsche Telekom since June 30, 2008.

The following table shows the unaudited capitalization of Finance in accordance with IFRS as of June 30 and as adjusted solely for the effect of this offering of Notes and the on-lending of the offering proceeds to Deutsche Telekom group companies, including the deduction of underwriting discounts and commissions and other offering expenses.

	At June 30, 2008
	Actual	As adjusted
		(millions of euro)
Cash and cash equivalents	0	0

Current financial liabilities(1)	3,190	3,190

Non-current financial liabilities

Bonds(2)	26,721	27,714	(3)
Liabilities to banks	607	607

Total non-current financial liabilities(1)	27,328	28,321

Shareholder’s equity:	229	229

Total capitalization	27,557	28,550

(1)	All current and non-current financial liabilities are unsecured.

(2)	Subsequent to June 30, 2008, Finance issued a EUR 35 million promissory note.

(3)	The Euro equivalent of the Notes offered hereby is based on a Euro/U.S. dollar exchange rate of USD 1.5047 = EUR 1.00 as of August 8, 2008, as reported by the Federal Reserve Bank of New York.

Except as disclosed in this prospectus supplement, there has been no material change in the capitalization of Deutsche Telekom since June 30, 2008.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table shows the ratios of earnings to fixed charges for Deutsche Telekom, computed using financial information prepared in accordance with IFRS for the period ended June 30, 2008 and the fiscal years ended December 31, 2007, 2006, 2005, 2004 and 2003.

	Six months ended June 30,	Year ended December 31,
	2008	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	2.2	1.6	1.7	2.7	1.8	1.9

The calculation of the ratios is described in more detail under the heading “Ratio of Earnings to Fixed Charges — Calculation” in the accompanying prospectus.

DESCRIPTION OF NOTES

This section discusses the specific financial and legal terms of the Notes that are more generally described in the accompanying prospectus under “GENERAL DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES WE MAY OFFER”. If anything described in this section is inconsistent with the terms described under “GENERAL DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES WE MAY OFFER” in the accompanying prospectus, the terms here prevail.

Notes offered	$650,000,000 5.875% Notes due August 20, 2013. $850,000,000 6.750% Notes due August 20, 2018.

Issuer	Deutsche Telekom International Finance B.V.

Guarantee	Deutsche Telekom will unconditionally and irrevocably guarantee to each holder of the Notes the due and punctual payment of the principal and interest relating to the Notes including any additional amounts described below. Each guarantee will be a direct unsubordinated unsecured obligation of Deutsche Telekom. The guarantee is described in the accompanying prospectus under “GENERAL DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES WE MAY OFFER — Guarantees”.

Indenture	The Notes will be issued under an indenture dated as of July 6, 2000 (the “base indenture”), as amended and supplemented by the First Supplemental Indenture dated as of November 9, 2007 among Deutsche Telekom, Finance, Deutsche Bank Trust Company Americas, as successor trustee, and Citibank N.A. and Citibank N.A., London Branch (together with the base indenture, the “indenture”). The base indenture is more fully described in the accompanying prospectus. The First Supplemental Indenture has been filed as an exhibit to our annual report on Form 20-F for the year ended December 31, 2007. See “Incorporation of Information We File with the SEC”.

Date interest starts accruing	August 18, 2008.

Public offering prices	99.837% of the principal amount of 2013 Notes. 99.985% of the principal amount of 2018 Notes.

Aggregate principal amounts being offered	$650,000,000 of the 2013 Notes. $850,000,000 of the 2018 Notes.

Maturity dates	August 20, 2013 for the 2013 Notes. August 20, 2018 for the 2018 Notes.

Interest rates	5.875% per annum for the 2013 Notes. 6.750% per annum for the 2018 Notes.

Interest payment dates

Every February 20 and August 20, beginning on February 20, 2009. If any payment is due on a day that is not a business day, we will make the required payment on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Optional Redemption

We may redeem either series of the Notes at any time. Upon redemption we will pay a redemption price equal to the greater of (i) 100% of the principal amount of the relevant series of Notes plus accrued interest to the date of redemption or (ii) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the relevant series of Notes (for the purpose of this calculation not including any portion of such payments of interest accrued as of the date of redemption), plus, for the avoidance of doubt, accrued interest to the date of redemption. The present values will be determined by discounting the remaining principal and interest payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), using the adjusted treasury yield.

We will give notice to DTC of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date. Notice by DTC to participating institutions and by these participants to street name holders of indirect interests in the series of debt securities will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

Adjusted treasury yield	The adjusted treasury yield, with respect to any redemption date, is the rate per annum equal to the semi-annual equivalent yield to maturity of the relevant comparable treasury issue, assuming a price for the relevant comparable treasury issue (expressed as a percentage of its principal amount) equal to the relevant comparable treasury price for such redemption date, plus 0.25% per annum for the 2013 Notes and 0.30% per annum for the 2018 Notes.

Comparable treasury issue	A comparable treasury issue is the U.S. Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the series of Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

Comparable treasury price	A comparable treasury price, with respect to any redemption date, is the average, determined by the trustee, of the quotations obtained by the quotation agent, and delivered in writing to the trustee, from at least three and not more than five primary U.S. government securities dealers in New York City (which may include the quotation agent) of the average of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) at 5:00 p.m. on the third business day prior to the redemption date. If the quotation agent delivers five quotations, the trustee shall determine the average after eliminating the highest and lowest quotations.

Quotation agent	The quotation agent must be a primary U.S. government securities dealer in New York City. The trustee will appoint the quotation agent after first consulting with us.

Calculation of interest	If interest is required to be calculated for any period less than a year, other than with respect to regular semi-annual interest payments, it will be calculated based on a 360-day year consisting of twelve 30-day months.

Business day	A business day is each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

Securities codes		2013 Notes	2018 Notes
	CUSIP: ISIN:	25156P AK9 US25156PAK93	25156P AL7 US25156PAL76

Denomination	Minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

Regular record dates for interest	For each interest payment date, the 15th day prior to such interest payment date, whether or not such day is a business day.

Payment of additional amounts	The Netherlands or Germany may require us to withhold amounts from payments on the principal or interest on the Notes or any amounts to be paid under the guarantees, as the case may be, for taxes or any other governmental charges. If the relevant jurisdiction requires a withholding of this type, we will, subject to some exceptions, pay additional amounts in respect of those payments of principal and interest so that the amount you receive after such taxes and governmental charges will equal the amount that you would have received if no such taxes and governmental charges had been applicable. See “GENERAL DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES WE MAY OFFER — Payment of Additional Amounts” in the accompanying prospectus.

Optional tax redemption	In the event of various tax law changes after the date of this prospectus supplement and other limited circumstances that would require us to pay additional amounts as described in the accompanying prospectus under “GENERAL DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES WE MAY OFFER — Payment of Additional Amounts”, we may call all, but not less than all, of the Notes for redemption at 100% of their aggregate principal amount plus accrued interest. This means we may repay them early.

You have no right to require us to call the Notes. We discuss our ability to redeem the Notes in greater detail in the accompanying prospectus under “GENERAL DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES WE MAY OFFER — Special Situations — Optional Tax Redemption”.

Defeasance	The Notes are subject to the provisions on defeasance that are described in the accompanying prospectus under “GENERAL DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES WE MAY OFFER — Covenants — Defeasance and Discharge.

Ranking	The Notes and guarantees are not secured by any property or assets of Finance or Deutsche Telekom and will rank equally with all of their respective other unsecured and unsubordinated indebtedness.

Form of the Notes	We will issue the Notes as global Notes, registered in the name of DTC or its nominee. Investors may hold book-entry interests in a global Note through organizations that participate, directly or indirectly, in the DTC. If the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and we do not appoint a successor within 120 days or if an event of default has occurred and not been cured, the relevant global Notes will terminate and interests in them will be exchanged for physical certificates representing the relevant Notes. See “GENERAL DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES WE MAY OFFER — Global Securities — Special Situation When Global Securities Will Be Terminated” in the accompanying prospectus. Book-entry interests in the global Notes and all transfers relating to the global Notes will be reflected in the book-entry records of DTC or its nominee. See “GENERAL DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES WE MAY OFFER — Clearance and Settlement” in the accompanying prospectus.

Clearance and settlement	The distribution of the Notes will be cleared through DTC. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “GENERAL DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES WE MAY OFFER — Clearance and Settlement” in the accompanying prospectus.

Owners of book-entry interests in the Notes will receive payments relating to their Notes in U.S. dollars.

Governing law	The Notes and the guarantees will be governed by the laws of the State of New York.

Prescription	Under the laws of New York, claims relating to payment of principal and interest on the Notes will be prescribed according to the applicable statute of limitations.

Further Issues	We may from time to time without the consent of the holders create and issue further debt securities having the same terms and conditions as either series of the Notes (except for the public offering price and issue date) so that such further issues are consolidated and form a single series with the corresponding series of Notes.

Trustee	Deutsche Bank Trust Company Americas. See “GENERAL DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES WE MAY OFFER — Default and Related Matters” in the accompanying prospectus for a description of the trustee’s procedures and remedies available in the event of a default.

Principal paying agent	Deutsche Bank Trust Company Americas.

Notices	So long as any Notes are represented by a global note and such global note is held on behalf of a clearing system, notices to the holders of Notes may be given by delivery of the relevant notice to that clearing system for communication by it to entitled accountholders (except that (i) if and for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, notices shall also be published in a daily newspaper having general circulation in Luxembourg, which is expected to be the Wort, and (ii) in the event that the Notes are listed on any other stock exchange, notices shall also be given in accordance with the rules of that stock exchange) or, if any such delivery is not practicable, by publication in a leading English language daily newspaper having general circulation in Europe. Any such notice will be deemed to have been given on the date of first publication or, if published more than once or on different dates, on the first date on which publication is made.

Listing	We intend to apply to list the Notes on the regulated market of the Luxembourg Stock Exchange.

TAXATION

The following discussion supplements the discussion of German, Netherlands and United States tax considerations, and the European Union Savings Directive, in the accompanying prospectus under “TAXATION”. The discussion does not purport to be a comprehensive description of all the tax considerations that may be relevant to any particular investor, including tax considerations that arise from rules of general application or that are generally assumed to be known by investors. The discussion is based on the law as it stands on the date of this prospectus supplement and may be subject to change. You should consult your own adviser regarding the tax consequences of the purchase, ownership and disposition of Notes in light of your particular circumstances, including the effect of any state, local or other applicable tax laws.

German Tax Considerations

The following is a discussion of certain German tax considerations that may be relevant to a holder of the Notes that is a resident of Germany or otherwise has a connection with Germany other than the mere purchase, holding and disposition of or the receipt of payments on the Notes, e.g., because the Notes form part of the business property of a permanent establishment or fixed base maintained in Germany (a “German Holder”).

Income Taxation

A German Holder will be subject to personal or corporate income tax (plus solidarity surcharge thereon which is currently levied at a rate of 5.5%) with respect to interest paid on the Notes, including interest having accrued up to the sale of the Notes and credited separately (Stueckzinsen). Income derived from the Notes will also be subject to trade tax on income if the Notes form part of the property of a German business establishment for trade tax purposes.

If the Notes are kept in a custodial account maintained by a German Holder with a German bank or a German financial services institution, each as defined in the German Banking Act (including a German branch of a foreign bank or a foreign financial services institution, but excluding a foreign branch of a German bank or a German financial services institution) (a “German Disbursing Agent”), the German Disbursing Agent will generally be required to withhold tax (Zinsabschlagsteuer) at a rate of 30% (plus solidarity surcharge thereon, which is currently levied at a rate of 5.5%, resulting in an aggregate withholding rate of 31.65%) of the gross amount of interest (including Stueckzinsen) paid.

Tax withheld by a German Disbursing Agent will be credited against the German Holder’s final liability for personal or corporate income tax or, if in excess of such final tax liability, refunded.

Capital gains from the disposition or redemption of the Notes, which are derived by an individual German Holder holding the Notes as private assets (a “Private German Investor”), are only subject to personal income tax (plus solidarity surcharge thereon) if (i) the Notes are disposed of or redeemed within one year after their acquisition or (ii) the Notes qualify as financial innovations (Financial Innovations; Finanzinnovationen) as described in the following paragraph. Capital gains from the disposition or redemption of the Notes, which are derived by an individual German Holder holding the Notes as business assets, are subject to personal income tax (plus solidarity surcharge thereon) and may also be subject to trade tax. Capital gains derived by a corporate German Holder of Notes will be subject to corporate income tax (plus solidarity surcharge thereon) and trade tax.

To the extent Notes are classified as Financial Innovations, special provisions apply to the disposition or redemption of the Notes. In particular, debt instruments may classify as Financial Innovations if they provide for a floating interest rate, an issue discount or certain optional redemption rights. In case Notes are classified as Financial Innovations, also capital gains arising upon the disposition or redemption of the Notes realized by a Private German Investor are subject to income tax (plus solidarity surcharge thereon) regardless of the one-year holding period described in the preceding paragraph. This is because the difference between the proceeds from the disposition or redemption and the purchase price of the Notes (market yield; Marktrendite) is deemed to be interest income (unless a lower yield to maturity (Emissionsrendite), attributable to the period over which the holder has held the

Notes, can be established). Where the Notes are expressed in a currency other than the Euro, the aforementioned difference will be computed in the foreign currency. Such difference is subject to 30% withholding tax (plus 5.5% solidarity surcharge thereon) if the Notes are kept or administered in a custodial account by the same German Disbursing Agent since the acquisition of the Notes. If the Notes have not been so kept in a custodial account by the same German Disbursing Agent, withholding tax will be imposed at the same rate on 30% of the proceeds received upon the disposition or redemption of the Notes.

Business Tax Reform Act 2008

The German Business Tax Reform Act 2008 (Unternehmenssteuerreform) of August 14, 2007, will lead to significant changes with respect to the tax considerations discussed above. The new legislation provides for reduced tax rates but also includes the introduction of measures to broaden the tax base which may have an adverse effect on the taxation of German Holders. In particular, the following changes will become relevant for German Holders:

As of January 1, 2009, payments of interest on the Notes received by a Private German Investor and any capital gains upon the disposition or redemption of the Notes (unless the Notes were acquired prior to January 1, 2009, and do not qualify as Financial Innovations) will be subject to a final flat tax (Abgeltungssteuer). Payment of the flat tax will satisfy any German income tax liability of the Private German Investor with respect to the aforementioned payments of interest and capital gains. The flat tax will be levied at a rate of 25% (plus 5.5% solidarity surcharge thereon and, if applicable, church tax). Subject to an annual lump-sum allowance (Sparer-Pauschalbetrag) in the amount of € 801 (€ 1,602 for married couples filing jointly) for investment type income, Private German Investors will not be entitled to deduct expenses incurred in connection with their investment in the Notes from their income. In addition, Private German Investors will not be able to offset losses from the investment in the Notes against other types of income (e.g., employment income). If the flat tax leads to a higher tax burden in comparison to the applicable general rules, Private German investors with a low marginal tax rate may opt for a tax assessment on the basis of such general rules. Even in this case, a deduction of expenses actually incurred in connection with the investment in the Notes will not be allowed.

The flat tax will be levied by way of withholding at a rate of 25% (plus 5.5% solidarity surcharge thereon and, upon application, church tax) if the Notes are kept with a German Disbursing Agent. Otherwise, the flat tax will be collected by way of assessment.

The flat tax regime does not apply to corporate holders and individual holders not holding the Notes as private assets provided, however, that, if a payment is subject to withholding, the aforementioned withholding rate of 25% will be applicable. With respect to these holders, the Business Tax Reform Act 2008 has introduced various general measures that, depending on the holder’s individual circumstances, may result in a higher or lower effective tax burden on the income derived from the Notes.

Gift or Inheritance Taxation

The gratuitous transfer of Notes by a holder as a gift or by reason of death of the holder is subject to German gift or inheritance tax if the holder of the Notes or the recipient is a resident, or deemed to be a resident, of Germany under German gift or inheritance tax law at the time of the transfer. If neither the holder of the Notes nor the recipient is a resident, or deemed to be a resident, of Germany at the time of the transfer, no German gift or inheritance tax is levied unless the Notes form part of the property of a permanent establishment or a fixed base maintained by the holder of the Notes in Germany. Tax treaties concluded by Germany with respect to gift and inheritance taxes generally permit Germany to tax the transfer in this situation.

Netherlands Tax Considerations

The following is a discussion of the material Netherlands tax consequences regarding your investment in the Notes if you are not a citizen or resident of The Netherlands for Netherlands tax purposes.

Withholding Tax

All payments by Finance of interest and principal under the Notes may be made free of withholding or deduction of any taxes of whatsoever nature imposed, levied, withheld or assessed by The Netherlands or any political subdivision or taxing authority in The Netherlands.

Taxes on Income and Capital Gains

A holder of a Note who derives income from a Note or who realizes a gain on the disposal or redemption of a Note will not be subject to Netherlands taxation on such income or capital gains unless:

(a)        the holder is, or is deemed to be, a resident in The Netherlands, or, where the holder is an individual, such holder has elected to be treated as a resident of The Netherlands; or

(b)        such income or gain is attributable to an enterprise or part thereof which is either effectively managed in The Netherlands or carried on through a permanent establishment (vaste inrichting) or permanent representative (vaste vertegenwoordiger) in The Netherlands; or

(c)        the holder has, directly or indirectly, a substantial interest (aanmerkelijk belang) or a deemed substantial interest in Finance as defined in the Dutch Income Tax Act 2001 (Wet op de inkomstenbelasting 2001) and, if the holder is not an individual, such interest does not form part of the assets of an enterprise; or

(d)        the holder is an individual and such income or gain qualifies as income from activities that exceed normal active portfolio management in the Netherlands.

A holder of a Note will not be treated as a resident of The Netherlands by reason only of the holding of a Note or the execution, delivery, or enforcement of the Notes or the performance by Finance or Deutsche Telekom of its obligations under Notes.

Gift, Estate or Inheritance Taxes

Netherlands gift, estate or inheritance taxes will not be levied on the occasion of the transfer of a Note by way of gift by, or on the death of, a holder, unless:

(a)        the holder is, or is deemed to be, resident in The Netherlands for the purpose of the relevant provisions; or

(b)        the transfer is construed as an inheritance or as a gift made by, or on behalf of, a person who, at the time of the gift or death, is, or is deemed to be, resident in The Netherlands for the purpose of the relevant provisions; or

(c)        such Note is attributable to an enterprise or part thereof, which is either effectively managed in The Netherlands or carried on through a permanent establishment or a permanent representative in The Netherlands.

Other Taxes and Duties

There is no Netherlands registration tax, stamp duty or any other similar tax or duty payable in The Netherlands by a holder of a Note in respect of or in connection with the execution, delivery and/or enforcement by legal proceedings (including any foreign judgment in the courts of The Netherlands) of the Notes or the performance of the Finance’s or Deutsche Telekom’s obligations under the Notes.

European Union Savings Directive

On June 3, 2003, the Council of the European Union adopted a directive on the taxation of savings income. Pursuant to the directive, a member state of the European Union will be required to provide to the tax authorities of other member states information regarding payments of interest (or other similar income) paid by a person within its jurisdiction to individual residents of such other member states, except that, for a transitional period, Belgium, Luxembourg and Austria may instead operate a withholding system in relation to such payments, deducting tax at rates rising over time to 35%. The provisions of the directive entered into effect as of July 1, 2005. A number of non-EU countries and territories have adopted or agreed to adopt similar measures.

UNDERWRITING

Finance, Deutsche Telekom and the underwriters for the offering named below have entered into a pricing agreement dated August 11, 2008 relating to the Notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amounts of the Notes indicated in the following table.

	Principal Amount of 2013 Notes	Principal Amount of 2018 Notes

Banc of America Securities LLC	$173,400,000	$226,600,000

Credit Suisse Securities (USA) LLC	$173,300,000	$226,700,000

Lehman Brothers Inc.	$173,300,000	$226,700,000

Barclays Capital Inc.	$21,700,000	$28,300,000

BNP Paribas Securities Corp.	$21,700,000	$28,300,000

Citigroup Global Markets, Inc.	$21,700,000	$28,300,000

Greenwich Capital Markets, Inc.	$21,700,000	$28,300,000

J.P. Morgan Securities Inc.	$21,600,000	$28,400,000

UBS Securities LLC	$21,600,000	$28,400,000

Total	$650,000,000	$850,000,000

Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Lehman Brothers Inc. are acting as representatives of the underwriters and as joint book-running managers for the Notes. The underwriters will initially offer to sell the Notes to the public at the initial public offering prices indicated on the cover of this prospectus supplement. The underwriters may sell the Notes to dealers at a discount from the indicated offering prices of the principal amount of the Notes not in excess of 0.15% with respect to the 2013 Notes and 0.20% with respect to the 2018 Notes. The underwriters may allow, and those dealers may reallow, a discount not in excess of 0.075% of the principal amount of the 2013 Notes and 0.10% of the principal amount of the 2018 Notes, respectively, to other dealers. After the initial public offering of these Notes, the public offering prices, and discounts may be changed.

The Notes are a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop.

Furthermore, the underwriters may purchase and sell Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions that any short sales have created. Short sales are the sale by the underwriters of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions are bids or purchases made for the purpose of supporting the market price of the Notes at a level higher than that which might otherwise prevail while the offering is in progress. As a result of these activities, the price of the Notes may be higher than the price that otherwise might exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

The representatives or any person acting for them may over-allot Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail for a limited period. However, there may be no obligation on the representatives or any of their agents to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

The representatives also may impose a penalty bid. This occurs when a particular underwriter repays to the representatives a portion of the underwriting discount received by it because the representatives or their affiliates have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Finance estimates that its portion of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately U.S.$400,000.

In the ordinary course of their businesses, the underwriters and their respective affiliates have engaged in normal banking or investment banking transactions with Deutsche Telekom and its affiliates for which they have received customary fees. These underwriters or their affiliates may also engage in similar transactions with us and receive fees in the future. In addition, Mr. Hans Martin Bury, a member of the Supervisory Board of Deutsche Telecom AG, is a managing director and member of the Board of Management of an affiliate of Lehman Brothers Inc.

Finance and Deutsche Telekom have agreed in the pricing agreement that during the period starting the date of this prospectus supplement until the later of

•	the end of trading restrictions for the Notes as indicated to Finance and Deutsche Telekom by the representatives; and

•	time of delivery of the Notes,

neither of us will, without the prior written consent of the representatives of the underwriters, offer, sell or otherwise dispose of any debt securities of Deutsche Telekom or Finance that

•	mature more than one year after the delivery of the Notes; or

•	are substantially similar to the Notes and are offered primarily in the same market as the Notes.

Any underwriter that is not a U.S. registered broker-dealer, to the extent that it intends to effect any sale of the Notes in the United States, will do so through one or more U.S. registered broker-dealers as permitted by NASD regulations.

Every underwriter has represented and agreed with Finance and Deutsche Telekom that it has not offered or sold and will not offer or sell any of the Notes in the Netherlands, unless it has the Dutch regulatory capacity to do so, other than through one or more investment firms acting as principals and having the Dutch regulatory capacity to make such offers or sales.

Finance and Deutsche Telekom have jointly agreed to indemnify the several underwriters against various liabilities, including liabilities under the Securities Act of 1933.

It is expected that delivery of the Notes will be made against payment on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which may be later than the third business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if delivery of the Notes is to be made later than the third business day after the date of pricing of the Notes, any purchaser that has traded or wishes to trade Notes on a day more than three business days prior to such delivery date will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who have traded or wish to trade the Notes on a day more than three business days prior to the delivery date should consult their own advisor.

Each underwriter has represented, warranted and agreed:

(i)        it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which section 21(1) of the FSMA does not apply to Finance or Deutsche Telekom; and

(ii)        it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for us by our United States counsel, Cleary Gottlieb Steen & Hamilton LLP, and for the underwriters by their United States counsel, Sullivan & Cromwell LLP. The validity of the Notes under Dutch law will be passed upon by our Dutch counsel Clifford Chance LLP.

EXPERTS

The consolidated financial statements of Deutsche Telekom and management’s annual report on internal control over financial reporting incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F of Deutsche Telekom for the year ended December 31, 2007 have been so incorporated in reliance on the reports of PricewaterhouseCoopers Aktiengesellschaft Wirtschaftspruefungsgesellschaft and Ernst & Young AG Wirtschaftspruefungsgesellschaft Steuerberatungsgesellschaft, independent registered public accounting firms, given on the authority of said firms as experts in auditing and accounting.

GENERAL INFORMATION

Resolutions of the Board of Managing Directors and the Supervisory Board of Finance, dated June 3, 2008, authorized the issuance of the Notes. Resolutions of the Management Board of Deutsche Telekom, dated May 27, 2008, authorized the guarantees.

The Deputy Chairman of the Management Board of Deutsche Telekom, Dr. Karl-Gerhard Eick, is also a member of the Supervisory Board of Deutsche Bank AG, the ultimate parent company of the trustee.

We intend to apply to list the Notes on the regulated market of the Luxembourg Stock Exchange. The listing prospectus, our annual report on Form 20-F for the year ended December 31, 2007, as well as all other documents that are incorporated by reference in this prospectus supplement, including any future reports on Form 6-K, will be published on the website of the Luxembourg Stock Exchange (www.bourse.lu) so long as any of the Notes are outstanding and listed on the Luxembourg Stock Exchange.

You can also request copies (free of charge) of (1) this prospectus supplement, the accompanying prospectus and the indenture, and (2) our annual report on Form 20-F for the year ended December 31, 2007, as well as all other documents that are incorporated by reference in this prospectus supplement, including future reports on Form 6-K, by following the directions under “Incorporation of Information We File with the SEC” above.

This document is an advertisement for the purposes of applicable measures implementing the Prospectus Directive. A prospectus prepared pursuant to the Prospectus Directive is intended to be published, which, when published, can be obtained from the offices of Deutsche Telekom.

PROSPECTUS

Deutsche Telekom AG

(a stock corporation organized under the laws

of the Federal Republic of Germany)

(Deutsche Telekom)

and

Deutsche Telekom International Finance B.V.

(a limited company organized under the laws of The Netherlands)

(Finance)

$10,000,000,000

Debt Securities

Deutsche Telekom and Finance may from time to time offer and sell debt securities, in amounts, at prices and on terms to be determined at the time of sale and provided in supplements to this prospectus. We may sell debt securities having an aggregate initial offering price of up to U.S. $10,000,000,000. The debt securities will rank equally in right of payment among themselves and with all our existing and future unsecured and unsubordinated indebtedness. Debt Securities offered and sold by Finance are unconditionally guaranteed by Deutsche Telekom.

We may sell the debt securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplement carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of these documents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 14, 2005

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplements contain or incorporate statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Those statements can be identified by the use of forward-looking language such as “will likely result”, “may”, “are expected to”, “is anticipated”, “estimate”, “projected”, “intends to”, or other similar words. Our actual results, performance or achievements could be significantly different from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to certain risks and uncertainties, including but not limited to certain risks described in the prospectus supplement or the documents incorporated by reference. When considering those forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplements. You should not place any undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks, which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS AGAINST DEUTSCHE TELEKOM, FINANCE,

THEIR MANAGEMENT, AND OTHERS

Deutsche Telekom is a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany, and Finance is a private company with limited liability for an unlimited duration, established under the laws of The Netherlands. None of the members of the Board of Management (Vorstand) of Deutsche Telekom or Finance are residents of the United States. All or a substantial portion of the assets of these individuals and of Deutsche Telekom and Finance are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon these individuals or upon Deutsche Telekom or Finance or to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. securities laws against Deutsche Telekom or Finance in Germany or The Netherlands. Awards of punitive damages in actions brought in the United States or elsewhere are unenforceable in Germany and may not be enforceable in The Netherlands. In addition, actions brought in a German court against Deutsche Telekom or the members of its Board of Management to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions; in particular, a German court may not award punitive damages. The United States and The Netherlands do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon United States federal securities laws, would not be automatically enforceable in The Netherlands and new proceedings on the merits must be initiated before a Dutch court. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in The Netherlands such a party may submit to a Dutch court the final judgment that has been rendered in the United States and such court will have discretion to attach such weight to that judgment as it deems appropriate. To the extent that the Dutch court finds that the judgment rendered by a federal or state court in the United States (a) has not been rendered in violation of elementary principles of fair trial, and (b) does not contravene public policy of The Netherlands, the Dutch court will, under current practice, in principle, give binding effect to such final judgment.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the U.S. Securities and Exchange Commission utilizing the “shelf” registration or continuous offering process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings up to a total amount of U.S.$10,000,000,000 or their equivalent in foreign currencies.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement containing specific information about the terms of the debt securities. The prospectus supplement may also add to, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the debt securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC’s Public Reference Room, as described under the heading “Where You Can Find More Information”.

When acquiring any debt securities discussed in this prospectus, you should rely on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference (see the discussion under the heading “Incorporation of Certain Information by Reference”). Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the debt securities in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We may sell the debt securities to underwriters who will sell the debt securities to the public on terms fixed at the time of sale. In addition, the debt securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the debt securities, we reserve the right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names and addresses of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters, and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be considered “underwriters” within the meaning of the Securities Act of 1933.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we”, “us”, “our”, or similar references mean Deutsche Telekom AG and its subsidiaries.

As used in this prospectus, references to “EUR”, “Euro” or “€” are to the Euro, the legal currency of certain member states of the European Union, including the Federal Republic of Germany (the “Federal Republic” or “Germany”). “U.S. dollar”, “$” or “USD” means the lawful currency of the United States of America.

PROSPECTUS SUMMARY

This summary provides you with a brief overview of key information concerning Deutsche Telekom and Finance and a brief description of the debt securities we may offer. For a more complete understanding of the terms of the offered debt securities, and before making your investment decision, you should carefully read:

•	this prospectus, which explains the general terms of the debt securities we may offer;
•	the accompanying prospectus supplement, which (1) explains the specific terms of the debt securities being offered and (2) updates and changes information in this prospectus;
•	the documents referred to below in “Incorporation of Certain Information by Reference”; and
•	the documents referred to below in “Where You Can Find More Information”.

Deutsche Telekom AG

We are the largest provider of telecommunications services in Germany and one of the world’s largest telecommunications companies, measured in terms of 2003 consolidated net revenues. Our consolidated net revenues in 2003 totaled EUR 55.8 billion.

Our registered address is Friedrich-Ebert-Allee 140, 53113 Bonn, Germany, and our telephone number is 228-181-0. Our agent in the United States is Deutsche Telekom, Inc., 600 Lexington Avenue, 17th Floor, New York, NY, 10022.

Deutsche Telekom International Finance B.V.

Finance was incorporated by Deutsche Telekom in The Netherlands on October 30, 1995 and is our wholly-owned subsidiary whose principal purpose is raising funds for us.

Finance’s corporate seat and registered and postal address is World Trade Center, Strawinskylaan 1243, 1077 XX Amsterdam, The Netherlands, and its telephone number is +31 20 57 53 177. Finance’s agent in the United States is Deutsche Telekom, Inc., 600 Lexington Avenue, 17th Floor, New York, NY, 10022.

The Debt Securities We May Offer

We may use this prospectus to offer up to U.S. $10,000,000,000 of debt securities in U.S. dollars or their equivalent in foreign currencies.

Deutsche Telekom will issue the debt securities under an indenture between Deutsche Telekom and Citibank, N.A. (Citibank), as Trustee. Finance will issue the debt securities under an indenture among Finance, Deutsche Telekom and Citibank. The indentures provide that the debt securities may be issued at one time, or from time to time, in one or more series. Deutsche Telekom and Finance may each issue several distinct series of debt securities. Debt securities offered and sold by Finance are unconditionally guaranteed by Deutsche Telekom.

Ratios of Earnings to Fixed Charges

The following table shows the ratios of earnings to fixed charges for Deutsche Telekom, computed in accordance with German generally accepted accounting principles (German “GAAP”), and U.S. generally accepted accounting principles (“U.S. GAAP”), for the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999 and German GAAP for the nine-month period ended September 30, 2004.

	Nine months ended September 30,	Year ended December 31,
	2004	2003	2002	2001	2000	1999

German GAAP	2.5x	1.4x	—(2)	1.2x	2.0x	2.1x
U.S. GAAP	—(1)	1.9x	—(3)	1.4x	2.8x	2.2x

(1)	A U.S. GAAP ratio of earnings to fixed charges is not calculated as Deutsche Telekom has not presented a reconciliation of its net income to U.S. GAAP for the nine month period ended September 30, 2004.

(2)	Earnings were inadequate to cover fixed charges by EUR 26,207 million for the year ended December 31, 2002.

(3)	Earnings were inadequate to cover fixed charges by EUR 25,091 million for the year ended December 31, 2002.

For purposes of calculating the ratio of earnings to fixed charges, “earnings” is determined by adding:

•	pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees;
•	fixed charges (as defined below);
•	amortization of capitalized interest;
•	dividends from equity investees; and
•	Deutsche Telekom’s share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges; and then subtracting:
•	capitalized interest; and
•	minority interests in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” is determined by adding:
•	interest expensed and capitalized;
•	amortized premiums, discounts and capitalized expenses related to indebtedness; and
•	a reasonable approximation of the interest portion of rent expense.

CAPITALIZATION AND INDEBTEDNESS

The following table provides information regarding our capitalization and the capitalization of Finance as of September 30, 2004 (prepared on the basis of German GAAP), on an actual basis. This table should be read in conjunction with “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 20-F for the year ended December 31, 2003, our consolidated financial statements and unaudited interim condensed consolidated financial statements and the related notes, and other financial information appearing elsewhere or incorporated by reference in this prospectus.

Deutsche Telekom AG

At September 30, 2004 (1)
(millions of euro)
Current debt (2)	12,524

Long-term debt (2) :
Bonds and debentures (3)	31,827
Liabilities to banks	2,338

Total long-term debt (4)	34,165

Shareholders’ equity:
Capital stock (5)	10,746
Additional paid-in capital	50,107
Other shareholders’ equity	(22,991)

Total shareholders’ equity	37,862

Total capitalization	84,551

(1)	The amounts in this table exclude rental and leasing obligations of EUR 410 million and loan notes of EUR 763 million as of September 30, 2004.

(2)	EUR 8,597 million of current debt and EUR 32,244 million of long-term debt are unsecured debt.

(3)	Subsequent to September 30, 2004, Finance issued Eurobonds with total principal amount of EUR 3 billion and two Medium Term Notes with total principal amount of EUR 1 billion.

(4)	EUR 5.9 billion of this total debt pertains to Deutsche Bundespost Special Fund which in accordance with § 2 subpara. (2) and (4) of the Post Transformation Act (Postumwandlungsgesetz) is guaranteed by the Federal Republic of Germany.

(5)	As of September 30, 2004, Deutsche Telekom’s share capital amounted to EUR 10,746 million divided into 4,197.75 million registered ordinary shares without par value.

Except as disclosed in the footnotes above, there has been no material change in the consolidated capitalization of Deutsche Telekom since September 30, 2004.

Deutsche Telekom International Finance B.V.

At September 30, 2004 (thousands of euro)
Current debt (1)	7,902,036

Long-term debt (1):
Bonds and debentures (2)	30,281,031
Liabilities to banks	656,177

Total long-term debt	30,937,208

Shareholder’s equity	42,555

Total capitalization	38,881,799

(1)	EUR 7,902,036 thousand of current debt and EUR 30,281,031 thousand of long-term debt are guaranteed debt.

(2)	Subsequent to September 30, 2004, Finance issued Eurobonds with total principal amount of EUR 3 billion and two Medium Term Notes with total principal amount of EUR 1 billion.

Except as disclosed in the footnotes above, there has been no material change in the capitalization of Finance since September 30, 2004.

USE OF PROCEEDS

Unless we state otherwise in a prospectus supplement, the net proceeds from the sale of debt securities offered through this prospectus will be used for general corporate purposes. Net proceeds received by Finance from the sale of securities offered through this prospectus will be on-lent to our group companies for their general corporate purposes.

GENERAL DESCRIPTION OF THE DEBT SECURITIES AND GUARANTEES WE MAY OFFER

This prospectus relates to debt securities issued by Deutsche Telekom and debt securities issued by Finance. As required by U.S. Federal law for all debt securities of companies that are publicly offered, the debt securities are governed by a document called an indenture. The indenture relating to debt securities issued by Deutsche Telekom is a contract between Deutsche Telekom and Citibank. The indenture relating to debt securities issued by Finance is a contract among Finance, Deutsche Telekom and Citibank.

Citibank acts as the trustee under the indentures. The trustee has two main roles:

•

First, it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later beginning on page 24 under “Default and Related Matters — Events of Default — Remedies If an Event of Default Occurs”; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

Deutsche Telekom is the guarantor of debt securities issued by Finance. The guarantees are described later on page 13 under “Guarantees”.

The indentures and their associated documents contain the full legal text of the matters described in this section. The indentures, the debt securities and the guarantees are governed by New York law. The indentures are exhibits to our registration statement. See “Where You Can Find More Information” on page 44 for information on how to obtain a copy.

Deutsche Telekom and Finance may each issue as many distinct series of debt securities under its respective indenture as it wishes. This section discusses all material terms of the debt securities that may be issued by Deutsche Telekom that are common to all series, and the debt securities that may be issued by Finance and the related guarantees that are common to all series, unless otherwise indicated in the prospectus supplement relating to a particular series.

This section may not be complete in all respects and is subject to and qualified in its entirety by reference to all the provisions of the indentures, including some of the terms used in the indentures. In this section, we describe only the more important terms of the indentures. We also include references in parentheses to some sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. This section also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. (Section 101) The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as well as composite currencies or composite currency units, as described in more detail in the prospectus supplement relating to any of these types of debt securities.

The specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement and the pricing agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this section also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;
•	any limit on the aggregate principal amount of the series of debt securities;
•	any stock exchange on which we will list the series of debt securities;
•	the manner in which we will pay interest on the series of debt securities;
•	the date or dates on which we will pay the principal of the series of debt securities;
•	the rate or rates, which may be fixed or variable, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;
•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;
•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at the option of the holder;
•

the date, if any, after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions that are not described in this prospectus, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	the denominations in which the series of debt securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;
•

the currency of payment of principal, premium, if any, and interest on the series of debt securities if other than the currency of the United States of America and the manner of determining the equivalent amount in the currency of the United States of America;

•	any index used to determine the amount of payment of principal of, premium, if any, and interest on the series of debt securities;
•	if other than the principal amount, the portion of the principal amount of the series of debt securities that shall be payable upon acceleration of maturity following an event of default;
•	the applicability of the provisions described later beginning on page 22 under “Covenants — Defeasance and Discharge”;
•	if the series of debt securities will be issuable in whole or part in the form of a global security as described beginning on page 14 under “Legal Ownership — Global

Securities”, and the depository or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•

whether we may from time to time without the consent of the holders create and issue further debt securities having the same terms and conditions as the debt securities so that such further issue is consolidated and forms a single series with the series of outstanding debt securities;

•

if the series of debt securities is redeemable at our option, whether the adjusted treasury yield, which is defined later in this prospectus, is different from the adjusted treasury yield determined under the indentures;

•

any addition to or change in the events of default that applies to the series of debt securities and any change in the rights of the trustee or holders to declare the principal amount due and payable following an event of default;

•	any addition to or change in the covenants contained in the indentures; and
•	any other special features of the series of debt securities.

GUARANTEES

Deutsche Telekom will fully, unconditionally and irrevocably guarantee the payment of the principal of, premium, if any, and interest on the debt securities issued by Finance, including any additional amounts which may be payable by Finance in respect of its debt securities, as described under “Payment of Additional Amounts”. Deutsche Telekom guarantees the payment of such amounts when such amounts become due and payable, whether at the stated maturity of the debt securities, by declaration or acceleration, call for redemption or otherwise.

In the distribution of the assets of any subsidiary of Deutsche Telekom upon the subsidiary’s liquidation or reorganization, any creditor of the subsidiary will have a right to participate in the distribution before the creditors of Deutsche Telekom, including holders of debt securities issued by Finance. The guarantees will be unsecured obligations of Deutsche Telekom.

LEGAL OWNERSHIP

Street Name and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal or record holders of debt securities. This is called holding in street name. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles debt securities payments and notices;
•	whether it imposes fees or charges;

•	how it would handle voting if it were ever required;
•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and
•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, under the debt securities run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities

What is a Global Security. A global security is a special type of indirectly held security, as described above under “Street Name and Other Indirect Holders”. If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners of global securities can only be indirect holders. We require that the global security be registered in the name of a financial institution we select.

We also require that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor in debt securities that are issued only in the form of global debt securities, you should be aware of the following.

•	You cannot get debt securities registered in your own name.
•	You cannot receive physical certificates for your interest in the debt securities.
•

You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as explained earlier under “Street Name and Other Indirect Holders” on page 13.

•

You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

•

The depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

•	The depositary will require that interests in a global security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will Be Terminated. In a few special situations described later, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name so that they will be direct holders. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled “Street Name and Other Indirect Holders” on page 13 and “Direct Holders” on page 14.

The special situations for termination of a global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary and we do not appoint a successor within 120 days.
•	When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed later under “Default and Related Matters — Events of Default” beginning on page 23.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders. (Sections 203, 204 and 305.)

In the remainder of this description “you” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the previous subsection on page 13 entitled “Street Name and Other Indirect Holders”.

OVERVIEW OF REMAINDER OF THIS DESCRIPTION

The remainder of this description summarizes:

•	Additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.
•

Your rights under several special situations , such as if we merge with another company, if we want to change a term of the debt securities or if Finance or Deutsche Telekom wants to redeem the debt securities for tax reasons.

•	Your rights to receive payment of additional amounts due to changes in the withholding requirements of various jurisdictions.
•	Covenants contained in the indentures that restrict our ability to incur liens and require us to perform various acts. A particular series of debt securities may have additional covenants.
•	Your rights if we default or experience other financial difficulties.
•	Our relationship with the trustee.

ADDITIONAL MECHANICS

Exchange and Transfer

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an exchange.

You may exchange or transfer your debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the debt securities. (Section 305)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a debt security will only be made if the security registrar is satisfied with your proof of ownership.

If we have designated additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. (Section 305)

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and will be stated in the prospectus supplement. (Section 307)

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. That office is currently located at Citibank, N.A., 111 Wall Street, 5th Floor, New York, NY 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

Interest on global securities will be paid to the holder of the debt securities by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities. (Section 1002)

Notices

We and the trustee will send notices only to direct holders, using their addresses as listed in the trustee’s records. (Sections 101 and 106)

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1003)

SPECIAL SITUATIONS

Mergers and Similar Events

Each of Deutsche Telekom and Finance is generally permitted to consolidate or merge with another company or firm. Each of Deutsche Telekom and Finance is also permitted to sell or lease substantially all of its assets to another firm or to buy or lease substantially all of the assets of another firm. However, neither Deutsche Telekom nor Finance may take any of these actions unless all the following conditions are met:

•

Where Deutsche Telekom or Finance merges out of existence or sells or leases its assets substantially as an entirety, the other firm must assume its obligations on the debt securities or the guarantees. The other firm’s assumption of these obligations must include the obligation to pay the additional amounts described later beginning on page 21 under “Payment of Additional Amounts”. If the other firm is organized under the laws of a jurisdiction outside the United States, it must indemnify you against any governmental charge or other cost resulting from the transaction.

•

The merger, sale or lease of assets or other transaction must not cause a default on the debt securities, and we must not already be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described later on page 23 under “Default and Related Matters — Events of Default — What is An Event of Default?” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded. (Section 801)

It is possible that a merger or other similar transaction may cause the holders of the debt securities to be treated for U.S. federal income tax purposes as though they exchanged the debt securities for new securities. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval.

First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;
•	reduce any amounts due on a debt security;
•	change any obligation of Finance or Deutsche Telekom to pay additional amounts described later beginning on page 21 under “Payment of Additional Amounts”;
•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;
•	change the place or currency of payment on a debt security;
•	impair any of the conversion rights of your debt security;
•	impair your right to sue for payment or conversion;
•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indentures;
•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indentures or to waive various defaults;
•	modify any other aspect of the provisions dealing with modification and waiver of the indentures; and
•	change the obligations of Deutsche Telekom as guarantor with respect to payment of principal, premium, if any, and interest, sinking fund payments or conversion rights. (Section 902)

Changes Requiring a Majority Vote.

The second type of change to the indentures and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the outstanding principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and other changes that would not adversely affect holders of the debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of the covenants described later beginning on page 22, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the debt securities listed in the first category described previously beginning on page 18 under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver. (Section 513)

Changes Not Requiring Approval.

The third type of change does not require any vote by holders of debt securities. This type of change is limited to clarifications and other changes that would not adversely affect holders of the debt securities in any material respect. (Section 901)

Further Details Concerning Voting.

When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•

For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement.
•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent determined as of the date of original issuance.
•

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later beginning on page 22 under “Covenants — Defeasance and Discharge”. (Section101)

•

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indentures. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time. (Section 104)

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.

Redemption at our Option

If the debt securities are redeemable at our option then, unless otherwise specified in the prospectus supplement, upon redemption we will pay a redemption price equal to the greater of (i) 100% of the principal amount of the debt securities plus accrued interest to the date of redemption or (ii) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the debt securities (not including any portion of such payments of interest accrued as of the date of redemption). The present values will be determined by discounting the remaining principal and interest payments to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), using the adjusted treasury yield.

The definitions of terms used in the paragraph above are listed below.

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“Adjusted treasury yield” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date plus

•	in the case of a series of debt securities maturing in less than five years from its initial issue date, 15 basis points; or

•	in the case of a series of debt securities maturing in five years or greater from its initial issue date, 20 basis points.

•

“Comparable treasury issue” means the U.S. Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the series of debt securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debt securities.

•	“Comparable treasury price” means, with respect to any redemption date, the average of the quotation agent’s quotations for the redemption date.

•	“Quotation agent” means a reference treasury dealer that is a primary U.S. government securities dealer in New York City. The trustee will appoint the quotation agent after first consulting with us.

•

“Quotation agent’s quotations” means with respect to any redemption date, the average, as determined by the trustee, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the quotation agent at 5:00 p. m. on the third business day before the redemption date.

From and after the redemption date, if money for the redemption of the series of debt securities called for redemption is made available as provided in the indentures and the debt securities called for redemption on the redemption date, the debt securities will cease to bear interest, and the only right of the holders of the debt securities will be to receive payment of the redemption price and all unpaid interest accrued to the date of redemption.

We will give notice to The Depository Trust Company, or DTC, of any redemption we propose to make at least 30 days, but not more than 60 days, before the redemption date. Notice by DTC to participating institutions and by these participants to street name holders of indirect interests in the series of debt securities will be made according to arrangements among them and may be subject to statutory or regulatory requirements.

Optional Tax Redemption

Other than as described above under “Redemption at our Option”, we may have the option to redeem the debt securities in two situations described below. The redemption price for the debt securities, other than original issue discount debt securities, will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities.

•	The first situation is where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, either:

-	Deutsche Telekom or Finance would be required to pay additional amounts as described later under “Payment of Additional Amounts”; or

-	Deutsche Telekom or any of its subsidiaries would have to deduct or withhold tax on any payment to either of the issuers to enable them to make a payment of principal or interest on a debt security.

This applies only in the case of changes, executions, amendments, applications or interpretations that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities and in the jurisdiction where Deutsche Telekom or Finance is incorporated. If Deutsche Telekom or Finance is succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which the successor entity is organized, and the applicable date will be the date the entity became a successor.

We would not have the option to redeem in this case if we could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to us.

•

The second situation is where a person located outside of Germany or The Netherlands into which Deutsche Telekom or Finance is merged or to whom it has conveyed, transferred or leased its property is required to pay an additional amount. We would have the option to redeem the debt securities even if we are required to pay additional amounts immediately after the merger, conveyance, transfer or lease. We are not required to use reasonable measures to avoid the obligation to pay additional amounts in this situation.

PAYMENT OF ADDITIONAL AMOUNTS

Germany or, in the case of debt securities issued by Finance, The Netherlands, may require Deutsche Telekom or Finance to withhold amounts from payments on the principal or interest on a debt security or any amounts to be paid under the guarantees, as the case may be, for taxes or any other governmental charges. If the relevant jurisdiction requires a withholding of this type, Deutsche Telekom or Finance, as the case may be, may be required to pay you an additional amount so that the net amount you receive will be the amount specified in the debt security to which you are entitled.

Deutsche Telekom or Finance, as the case may be, will not have to pay additional amounts in respect of taxes or other governmental charges that are required to be deducted or withheld by any paying agent from a payment on a debt security, if such payment can be made without such deduction or withholding by any other paying agent, or in respect of taxes or other governmental charges that would not have been imposed but for

•	the existence of any present or former connection between you and Germany or The Netherlands, as the case may be, other than the mere holding of the debt security and the receipt of payments thereon;

•

your status as an individual resident of a member state of the European Union; a failure to comply with any reasonable certification, documentation, information or other reporting requirements concerning your nationality, residence, identity or connection with Germany or The Netherlands, as the case may be, if such compliance is required as a precondition to relief or exemption from such taxes or other governmental charges (including, without limitation, a certification that you are not resident in Germany or The Netherlands or are not an individual resident of a member state of the European Union);or

•	a change in law that becomes effective more than 30 days after a payment on the debt security becomes due and payable or on which payment thereof is duly provided for, whichever occurs later.

These provisions will also apply to any taxes or governmental charges imposed by any jurisdiction in which a successor to Deutsche Telekom or Finance is organized. The prospectus supplement relating to the debt securities may describe additional circumstances in which Deutsche Telekom or Finance would not be required to pay additional amounts.

COVENANTS

Restrictions on Liens

Some of Deutsche Telekom’s property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. Each of Deutsche Telekom and Finance promises that it will not become obligated on any present or future capital market indebtedness, which is described further below, that is secured by a lien on the whole or any part of its present or future assets, unless an equivalent or higher-ranking lien on the same property is granted to you and the other direct holders of the debt securities. (Section 1009)

As used here, capital market indebtedness means any obligation to repay money that is borrowed through the issuance of bonds, notes or other debt securities which are capable of being listed or traded on a stock exchange or other recognized securities market. It does not include any off-balance sheet assets and obligations.

Defeasance and Discharge

The following discussion of full defeasance and discharge will apply to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement. (Section 403)

We can legally release ourselves from any payment or other obligations on the debt securities, except for various obligations described below, if we, in addition to other actions, put in place the following arrangements for you to be repaid:

•

We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, premium, if any, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion of our counsel confirming that there has been a change in U.S. Federal income tax law, and under then current U.S. law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. We would not have to deliver this opinion if we received from, or there has been published by, the U.S. Internal Revenue Service a ruling that states the same conclusion.

•

If the debt securities are listed on the New York Stock Exchange, we must deliver to the trustee a legal opinion of our counsel confirming that the deposit, defeasance and discharge will not cause the debt securities to be delisted.

However, even if we take these actions, a number of our obligations relating to the debt securities will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities; to replace mutilated, destroyed, lost or stolen debt securities; to maintain paying agencies; and
•	to hold money for payment in trust.

DEFAULT AND RELATED MATTERS

Ranking

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

Events of Default

You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

What Is an Event of Default? The term event of default means any of the following:

•

We fail to pay principal or interest on a debt security within 30 days from the relevant due date. We fail to perform any other obligation under a debt security or Deutsche Telekom fails to perform any obligation under its guarantee and such failure continues for more than 60 days after the trustee has received notice of it from the affected holder of debt securities. We do not deposit any sinking fund payment on its due date. Our capital market indebtedness has to be repaid prematurely due to a default under its terms.

•

We fail to fulfill any payment obligation exceeding EUR 25,000,000 or its equivalent under any capital market indebtedness or under any guarantee provided for any capital market indebtedness of others, and this failure remains uncured for 30 days.

•

Any security or guarantee relating to capital market indebtedness provided by us is enforced by the lenders. We are unable to meet our financial obligations. A court opens insolvency proceedings against us. We go into liquidation or file for bankruptcy under applicable law. The passage of any governmental order, decree or enactment in The Netherlands or Germany due to which Finance or Deutsche Telekom is unable to perform its obligations under its indenture and this situation remains uncured for 90 days. Deutsche Telekom’s guarantee relating to any debt securities issued by Finance ceases to be valid or legally binding for any reason.

•	Any other event of default described in the prospectus supplement occurs. (Section 501)

Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series. (Section 502) Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. (Section 603) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing another action under the indentures. (Section 512)

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•

You must give the trustee written notice that an event of default has occurred and remains uncured. The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement from some of our designated officers certifying that, to their knowledge, we are in compliance with the indentures and the debt securities, or else specifying any default. (Section 1005)

REGARDING THE TRUSTEE

Deutsche Telekom and several of its subsidiaries maintain banking relations with the trustee in the ordinary course of their business.

If an event of default occurs, or an event, that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded occurs, the trustee may be considered to have a conflicting interest with respect to the debt securities for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

CLEARANCE AND SETTLEMENT

Debt securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by DTC in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream”) and Euroclear Bank S.A./N.V. in Brussels, Belgium (“Euroclear”). These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for debt securities in global form will be made in U.S. dollars, these procedures can be used for cross-market transfers and the securities will be cleared and settled on a delivery against payment basis. Cross-market transfers of debt securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in debt securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream or the clearance system that is described in the applicable prospectus supplement.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchange and other matters relating to the investor’s interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time. The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time.

THE CLEARING SYSTEMS

DTC

DTC has advised us as follows:

•	DTC is:
•	a limited purpose trust company organized under the laws of the State of New York;
•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and,
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.
•

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.

•	DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC.
•

Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

•

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. The rules applicable to DTC and DTC participants are on file with the SEC.

Clearstream

Clearstream has advised us as follows:

•

Clearstream is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides other services to its participants, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

•

Clearstream’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financia lintermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•

Indirect access to the Clearstream system is also available to others that clear through Clearstream customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Euroclear

Euroclear has advised us as follows:

•

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking and Finance Commission (Commission Bancaire et Financière) and the National Bank of Belgium (Banque Nationale de Belgique). Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates. Euroclear provides other services to its customers, including credit custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several other countries. Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries. Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Other Clearing Systems

We may choose any other clearing system for a particular series of debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

PRIMARY DISTRIBUTION

The distribution of the debt securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for debt securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of debt securities to another according to the currency that is chosen for the specific series of debt securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the debt securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures - DTC

DTC participants that hold debt securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System, or such other procedures as are applicable for other securities. Debt securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date. For payments in a currency other than U.S. dollars, debt securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures - Euroclear and Clearstream

We understand that investors that hold their debt securities through Euroclear or Clearstream accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form, or such other procedures as are applicable for other securities. Debt securities will be credited to the securities custody accounts of Euroclear and Clearstream participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

SECONDARY MARKET TRADING

Trading Between DTC Participants

Secondary market trading between DTC participants will occur in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System for debt securities, or such other procedures as are applicable for other securities.

If payment is made in U.S. dollars, settlement will be in same-day funds. If payment is made in a currency other than U.S. dollars, settlement will be free of payment. If payment is made other than in U.S. dollars, separate payment management outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream Participants

We understand that secondary market trading between Euroclear and/or Clearstream participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form, or such other procedures as are applicable for other securities.

Trading between a DTC Seller and a Euroclear or Clearstream Purchaser

A purchaser of debt securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream at least one business day prior to settlement. The instructions will provide for the transfer of the debt securities from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream participant. Euroclear or Clearstream, as the case may be, will then instruct the common depositary for

Euroclear and Clearstream to receive the debt securities either against payment or free of payment.

The interests in the debt securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the debt securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the debt securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream. Under this approach, participants may take on credit exposure to Euroclear or Clearstream until the debt securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to them, participants can choose not to preposition funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream participants purchasing debt securities would incur overdraft charges for one business day (assuming they clear the overdraft as soon as the debt securities were credited to their accounts). However, interest on the debt securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver debt securities to the depositary on behalf of Euroclear participants or Clearstream participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

SPECIAL TIMING CONSIDERATIONS

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the debt securities, or to receive or make a payment or delivery of the debt securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

PLAN OF DISTRIBUTION

Deutsche Telekom or Finance may sell the debt securities offered by this prospectus through agents, underwriters or dealers, or directly to one or more purchasers. In addition, third parties may sell debt securities under the registration statement for their own account.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriters, dealers or agents; their compensation; the net proceeds to us; the purchase price of the debt securities; the initial public offering price of the debt securities; and
•	any exchange on which the debt securities will be listed.

Underwriters

If we use underwriters for the sale of debt securities, they will acquire the debt securities for their own account. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase the debt securities, and the underwriters will be obligated to purchase all of the debt securities contemplated in an offering if they purchase any of such debt securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in connection with the sale of debt securities, unless we otherwise indicate in the applicable prospectus supplement, we will sell the debt securities to the dealers as principals. The dealers may then resell the debt securities to the public at varying prices that the dealers may determine at the time of resale.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of the debt securities during the term of their appointment to sell debt securities on a continuing basis.

Direct Sales

We may also sell debt securities directly without using underwriters, dealers or agents.

Securities Act of 1933; Indemnification

Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act 1933, and any discounts and commissions they receive from us and any profit on their resale of debt securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

In the event that we do not list debt securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the debt securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in debt securities of any series or that the liquidity of the trading market for the debt securities will be limited.

EXPENSES OF THE ISSUE

The following is a statement of expenses, other than underwriting discounts and commissions, in connection with the distribution of the debt securities registered. All amounts shown are estimates except the Securities and Exchange Commission registration fee and the listing fees.

Amount to be paid
Securities and Exchange Commission Registration Fee (1)	$580,600
Legal Fees and Expenses	$194,000
Accounting Fees and Expenses	$111,000
Printing and Engraving Expenses	$7,000

Total	$892,600

(1) The total registration fee is $1,267,000, which has been offset by the registration fee of $686,400 relating to the unsold securities previously registered on our registration statement on Form F-3, File No. 333-12096. Therefore, the fee paid is $580,600.

TAXATION

German Tax Considerations

The following is a summary of the material German tax consequences regarding your investment in the debt securities if you are not a citizen or resident of Germany for German tax purposes, do not hold debt securities in connection with a permanent establishment within the meaning of the German tax laws and are a private investor. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor, including tax considerations that arise from rules of general application or that are generally assumed to be known by investors. This summary is based upon German law as it stands on the date of this prospectus and may be subject to change. You should consult your own advisers regarding the tax consequences of the purchase, ownership and disposition of debt securities in light of your particular circumstances, including the effect of any state, local or other German tax laws. Any special German tax consequences relevant to a particular issue of debt securities will be discussed in the prospectus supplement.

Interest on the Debt Securities

All payments to you under the debt securities may be made free of withholding or deduction of, for or on account of any taxes of whatsoever nature imposed, levied, withheld or assessed by Germany or any political subdivision or taxing authority in Germany.

Capital Gains

Gains realized by you on the sale or other disposition of debt securities will not be subject to German withholding tax.

Estate and Gift Taxes

A disposition of debt securities by way of gift or by reason of death will not be subject to German gift or estate tax unless you are, or the heir, donee or other beneficiary is, at the time the execution of the gift or the death, a German resident for German gift or inheritance tax purposes, a German citizen who has permanently stayed outside Germany for no longer than five years, or a German citizen employed by a legal entity under German public law receiving a remuneration from such entity. As there exist several personal allowances and numerous different tax rates under the German Inheritance Tax and Gift Tax Act, you should consult your professional tax advisers with respect to specific gift tax and inheritance tax issues.

Other German Taxes

No German transfer, stamp or other similar taxes need to be paid on your purchase or sale of debt securities.

Taxation in The Netherlands

The following is a general summary of certain Netherlands tax consequences in relation to the debt securities. It is not exhaustive and holders who are in doubt as to their tax position should consult their professional advisers.

Non-Dutch Resident Holders

Non-Dutch resident holders normally will not be subject to Dutch income or corporate taxation with respect to income or capital gains realized in connection with a debt security, unless there is a specific connection with the Netherlands, such as an enterprise or part thereof which is carried on through a permanent establishment in The Netherlands or a substantial interest or deemed substantial interest in Finance or Deutsche Telekom. A holder will not become resident or deemed to be resident in The Netherlands by reason only of the holding of a debt security.

Registration taxes, stamp duty etc.

There is no Dutch registration tax, capital tax, customs duty, stamp duty or any other similar tax or duty payable by the holder in The Netherlands in connection with the debt securities.

Withholding tax

In principle, all payments under the debt securities can be made free of any Dutch withholding tax.

European Union Savings Directive

The European Union adopted a directive on the taxation of savings income. Pursuant to the directive, a member state of the European Union will be required to provide to the tax authorities of other member states information regarding payments of interest (or other similar income) paid by a person within its jurisdiction to individual residents of such other member states, except that Belgium, Luxembourg and Austria will instead operate a withholding system for a transitional period in relation to such payments. Subject to certain conditions, the provisions of the directive will be effective as of January 1, 2005.

United States Federal Income Tax Considerations

The following is a summary of the material U.S. tax consequences regarding your investment in the debt securities if you are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the debt securities. This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular investor, including tax considerations that arise from rules of general application or that are generally assumed to be known by investors. This discussion deals only with U.S. holders that hold debt securities as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold debt securities as a hedge against currency risk or as a position in a “straddle” or conversion transaction, tax-exempt organization or person whose “functional currency” is not the U.S. dollar. Any special U.S. federal income tax consequences relevant to a particular issue of debt securities will be discussed in the prospectus supplement.

This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

Payments and Accruals of Interest

Payments or accruals of “qualified stated interest” (as defined below) on a debt security will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a debt security in a currency other than U.S. dollars (a “foreign currency”), the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income on foreign currency-denominated debt securities at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate that applies to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the debt security.

Purchase, Sale and Retirement of Debt Securities

Initially, your tax basis in a debt security generally will equal the cost of the debt security to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the debt security. (The rules for determining these amounts are discussed below.) If you purchase a debt security that is denominated in a foreign currency, the cost to you (and therefore generally your initial tax basis) will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency debt security is traded on an established securities market and you are a cash-basis taxpayer (or if you are an accrual-basis taxpayer that makes a special election), you will determine the U.S. dollar value of the cost of the debt security by translating the amount of the foreign currency that you paid for the debt security at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a debt security in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a debt security, you generally will not have any taxable gain or loss as a result of the conversion or purchase. When you sell or exchange a debt security, or if a debt security that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “Payments or Accruals of Interest”) and your tax basis in the debt security. If you sell or exchange a debt security for a foreign currency, or receive foreign currency on the retirement of a debt security, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency debt security is disposed of or retired. If you dispose of a foreign currency debt security that is traded on an established securities market and you are a cash-basis U.S. holder (or if you are an accrual-basis holder that makes a special election), you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency debt securities traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the Internal Revenue Service.

Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a debt security generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a debt security will be long-term capital gain or loss if you have held the debt security for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency debt security generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the debt security. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the debt security.

Original Issue Discount

If we issue debt securities at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the debt securities multiplied by the number of full years to their maturity, the debt securities will be “Original Issue Discount Debt Securities”.

The difference between the issue price and the stated redemption price at maturity of the debt securities will be the “original issue discount.” The “issue price” of the debt securities will be the first price at which a substantial amount of the debt securities are sold to the public (i.e., excluding sales of debt securities to underwriters, placement agents, wholesalers, or similar persons). The “stated redemption price at maturity” will include all payments under the debt securities other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by the relevant issuer) at least annually during the entire term of a debt security at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

If you invest in an Original Issue Discount Debt Security, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain U.S. Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an Original Discount Debt Security, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Debt Security with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that debt security for all days during the taxable year that you own the debt security. The daily portions of original issue discount on an Original Issue Discount Debt Security are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Debt Security, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the debt security who purchased at the issue price (as described above), the amount of original issue discount on an Original Issue Discount Debt Security allocable to each accrual period is determined by:

•

multiplying the “adjusted issue price” (as defined below) of the debt security at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity (defined below) of the debt security and the denominator of which is the number of accrual periods in a year; and

•	subtracting from that product the amount (if any) payable as qualified stated interest allocable to that accrual period.

In the case of an Original Issue Discount Debt Security that is a floating rate debt security, both the “annual yield to maturity” and the qualified stated interest will be determined for these purposes as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of some floating rate debt securities, the rate that reflects the yield that is reasonably expected for the debt security. (Additional rules may apply if interest on a floating rate debt security is based on more than one interest index.) The “adjusted issue price” of an Original Issue Discount Debt Security at the beginning of any accrual period will generally be the sum of its issue price (including any pre-issuance accrued interest) and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the debt security in all prior accrual periods. All payments on an Original Issue Discount Debt Security (other than qualified stated interest) will generally be viewed first as payments of previously accrued original issue discount (to the extent of the previously accrued discount), with payments considered made from the earliest accrual periods first, and then as a payment of principal. The “annual yield to maturity” of a debt security is the discount rate that causes the present value on the issue date of all payments on the debt security to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Debt Security denominated in U.S. dollars generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

You generally may make an irrevocable election to include in income your entire return on a debt security (i.e., the excess of all remaining payments to be received on the debt security, including payments of qualified stated interest, over the amount you paid for the debt security) under the constant yield method described above. If you purchase debt securities at a premium or market discount and if you make this election, you will also be deemed to have made the election (discussed below under “Premium” and “Market Discount”) to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold.

In the case of an Original Issue Discount Debt Security that is also a foreign currency debt security, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above and (ii) translating that foreign currency amount at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described above under “Payments or Accruals of Interest”. Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Debt Security that is also a foreign currency debt security, you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Debt Security denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount (whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Debt Security), you will recognize ordinary income or loss measured by the difference between the amount received (translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Debt Security, as the case may be) and the amount accrued (using the exchange rate applicable to such previous accrual).

If you purchase an Original Issue Discount Debt Security outside of the initial offering at a cost less than its remaining redemption amount (i.e., the total of all future payments to be made on the debt security other than payments of qualified stated interest), or if you purchase an Original Issue Discount Debt Security in the initial offering at a price other than the debt security’s issue price, you generally will also be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Debt Security at a price greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price.

Floating rate debt securities generally will be treated as “variable rate debt instruments” under applicable Treasury regulations. Accordingly, the stated interest on a Floating Rate Debt Security generally will be treated as “qualified stated interest” and such a Debt Security will not have original issue discount solely as a result of the fact that it provides for interest at a variable rate. If a floating rate debt security does not qualify as a “variable rate debt instrument”, the debt security will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. We will provide a detailed description of the tax considerations relevant to U.S. holders of any such Debt Securities in the prospectus supplement.

Certain Debt Securities may be redeemed prior to maturity, either at the option of the issuers or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the prospectus supplement. Debt Securities containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Debt Securities with these features, you should carefully examine the prospectus supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the debt securities.

Short-Term Debt Securities

The rules described above will also generally apply to Original Issue Discount Debt Securities with maturities of one year or less (“short-term debt securities”), but with some modifications.

First, the original issue discount rules treat none of the interest on a short-term debt security as qualified stated interest, but treat a short-term debt security as having original issue discount. Thus, all short-term debt securities will be Original Issue Discount Debt Securities. Except as described below, if you are a cash-basis holder of a short-term debt security and you do not identify the short-term debt security as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the debt security as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the debt security during the period you held the debt security. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term debt security until the maturity of the debt security or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis U.S. holder of a short-term debt security, you may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). A U.S. holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include original issue discount on a short-term debt security in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term debt security you may elect to accrue any “acquisition discount” with respect to the debt security on a current basis. Acquisition discount is the excess of the remaining redemption amount of the debt security at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

Finally, the market discount rules described below will not apply to short-term debt securities.

As discussed above, certain of the debt securities may be subject to special redemption features. These features may affect the determination of whether a debt security has a maturity of one year or less and thus whether the debt security is a short-term debt security. If you purchase debt securities with these features, you should carefully examine the prospectus supplement and consult your tax adviser about these features.

Premium

If you purchase a debt security at a cost greater than the debt security’s remaining redemption amount, you will be considered to have purchased the debt security at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the debt security. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the debt security by the amount of the premium amortized during your holding period. Original Issue Discount Debt Securities purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency debt security, you should calculate the amortization of the premium in the foreign currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for interest payments in respect of that period. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency debt security based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the debt security and the exchange rate on the date the holder acquired the debt security. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the debt security. Therefore, if you do not elect to amortize premium and you hold the debt security to maturity, you generally will be required to treat the premium as capital loss when the debt security matures.

Market Discount

If you purchase a debt security at a price that is lower than the debt security’s remaining redemption amount (or in the case of an Original Issue Discount Debt Security, the debt security’s adjusted issue price), by 0.25% or more of the remaining redemption amount (or adjusted issue price), multiplied by the number of remaining whole years to maturity, the debt security will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the debt security generally will be treated as ordinary interest income to the extent of the market discount that accrued on the debt security during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the debt security. In general, market discount will be treated as accruing ratably over the term of the debt security, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency debt security in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the debt security.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the debt security as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue Service. Any accrued market discount on a foreign currency debt security that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period (or portion thereof within the holder’s taxable year).

Indexed Debt Securities and Other Debt Securities Providing for Contingent Payments

Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. We will provide a detailed description of the tax considerations relevant to U.S. holders of any contingent debt obligations in the prospectus supplement.

Information Reporting and Backup Withholding

The paying agent must file information returns with the United States Internal Revenue Service in connection with debt security payments made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the debt securities. If you are not a United States person, you may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC in other documents, which means:

•	incorporated documents are considered part of this prospectus; we can disclose important information to you by referring you to those documents; and
•

information in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus, and information that we file with the SEC after the date of this prospectus automatically updates and supersedes this prospectus.

We incorporate by reference our Annual Report on Form 20-F for the year ended December 31, 2003, which was filed with the SEC on March 30, 2004 and our Annual Report on Form 20-F/A for the year ended December 31, 2003, which was filed with the SEC on June 29, 2004. We also incorporate by reference our report on Form 6-K dated August 23, 2004, our report on Form 6-K dated September 3, 2004 that indicates on its cover page that it is incorporated by reference into our existing registration statements and our reports on Form 6-K dated September 9, 2004, October 26, 2004, November 15, 2004 and November 19, 2004.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus from now until we terminate the offering of the debt securities:

•	Annual Reports filed on Form 20-F; and
•	any future reports filed on Form 6-K that indicate that they are incorporated by reference in this prospectus.

Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.

You may obtain a copy of any of the documents referred to above at no cost by contacting us at either of the following addresses or telephone numbers:

Deutsche Telekom AG

Friedrich-Ebert-Allee 140

53113 Bonn, Germany

Tel: 228 181 88880 (Investor Relations) Deutsche Telekom International Finance B.V.

World Trade Center

Strawinskylaan 1243

1077 XX Amsterdam, The Netherlands

Tel: 20 57 53 177

The annual reports on Form 20-F prepared by Deutsche Telekom will include its audited consolidated financial statements prepared under German GAAP and a reconciliation of certain amounts to U.S. GAAP.

For a discussion of the principal differences between German GAAP and U.S. GAAP relevant to us, see notes (41) through (44) to our consolidated financial statements included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2003 and our Report on Form 6-K filed on September 9, 2004, which are incorporated by reference in this prospectus.

Deutsche Telekom International Finance B.V.

Finance is our wholly-owned, consolidated subsidiary. Finance does not, and will not, file separate reports with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-3 (No. 333-118932) that we filed with the SEC. This prospectus does not contain all of the information provided in the registration statement. For further information, you should refer to the registration statement, including its exhibits.

We file annual and periodic reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room in the United States by calling the SEC at 1-800-SEC-0330.

Both Deutsche Telekom and Finance are electronic filers. The SEC maintains an Internet site that contains certain filings of electronic filers at http://www.sec.gov.

VALIDITY OF SECURITIES

Certain matters of United States and German law relating to the debt securities offered through this prospectus will be passed upon for Deutsche Telekom and Finance by Cleary Gottlieb Steen & Hamilton LLP.

Certain matters of Dutch law relating to the debt securities offered through this prospectus will be passed upon for Deutsche Telekom and Finance by Clifford Chance Limited Liability Partnership.

EXPERTS

The financial statements of Deutsche Telekom AG incorporated in this Prospectus by reference to the Current Report on Form 6-K of Deutsche Telekom AG dated September 9, 2004, have been so incorporated in reliance on the report of Ernst & Young Deutsche Allgemeine Treuhand AG Wirtschaftsprüfungsgesellschaft and PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent registered public accounting firms, given on the authority of said firms as experts in auditing and accounting.

The financial statements of Ben Nederland Holding B.V. incorporated in this Prospectus by reference to the Annual Report on Form 20-F of Deutsche Telekom AG for the year ended December 31, 2003, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers Accountants N.V., independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of OJSC Mobile TeleSystems incorporated in this Prospectus by reference to the Annual Report on Form 20-F of Deutsche Telekom AG for the year ended December 31, 2003, as amended, have been so incorporated in reliance on the report of ZAO Deloitte & Touche CIS, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Virgin Mobile Telecoms Limited (“Virgin Mobile”) for the fiscal year ended December 31, 2001, contained in our Annual Report on Form 20-F for the year ended December 31, 2003, as amended, are incorporated by reference in this prospectus and have been audited by Arthur Andersen as set forth in their report dated June 6, 2002.

The financial statements of Polska Telefonia Cyfrowa Sp. z o.o. (“PTC”) for the fiscal year ended December 31, 2001, contained in our Annual Report on Form 20-F for the year ended December 31, 2003, as amended, are incorporated by reference in this prospectus and have been audited by Arthur Andersen Sp. z o.o. as set forth in their report dated March 1, 2002.

We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen or Arthur Andersen Sp. z o.o., as required by Section 7 of the Securities Act for incorporation by reference of their respective reports on the consolidated financial statements of Virgin Mobile and PTC for 2001. Rule 437a of the Securities Act permits us to include these reports on the financial statements incorporated by reference herein without the consent of Arthur Andersen and Arthur Andersen Sp. z o.o. Because Arthur Andersen and Arthur Andersen Sp. z o.o. have not consented to the incorporation by reference of their respective reports herein, your ability to recover for claims against Arthur Andersen and Arthur

Andersen Sp. z o.o. may be limited. In particular, you will not be able to recover against Arthur Andersen or Arthur Andersen Sp. z o.o., under Section 11(a)(4) of the Securities Act for any untrue material fact contained in the financial statements audited by Arthur Andersen and Arthur Andersen Sp. z o.o., or any omission to state a material fact required to be stated therein.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES

ACT LIABILITIES

Deutsche Telekom has obtained liability insurance for members of its Supervisory Board and its Board of Management and certain of its officers. This includes insurance against liabilities under the Securities Act. Finance has obtained liability insurance for members of its Supervisory Board and its managing directors, including insurance against liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Issuer

Deutsche Telekom International Finance B.V.

Herengracht 124-128

1015 BT Amsterdam

The Netherlands

Guarantor

Deutsche Telekom AG

Friedrich-Ebert-Allee 140

53113 Bonn

Germany

Trustee

Deutsche Bank Trust Company Americas

60 Wall Street, 27th Floor

New York, NY 10005

U.S.A.

Agents

Principal Paying Agent

Deutsche Bank Trust Company Americas

60 Wall Street, 27th Floor

New York, NY 10005

U.S.A.

Listing Agent and Luxembourg Paying Agent

Fortis Banque Luxembourg S.A.

50, avenue J.F. Kennedy

L-2951 Luxembourg

Legal Advisers

To the Issuer and Guarantor

As to United States and German law Cleary Gottlieb Steen & Hamilton LLP 55 Basinghall Street London EC2V 5EH United Kingdom	As to Dutch law Clifford Chance LLP Droogbak 1A 1013 GE Amsterdam The Netherlands

To the Underwriters

As to United States law

Sullivan & Cromwell LLP

A Limited Liability Partnership

125 Broad Street

New York, NY 10004

U.S.A.

Auditors of Deutsche Telekom AG

PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft Olof -Palme-Strasse 35 60439 Frankfurt am Main Germany	Ernst & Young AG Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft Mittlerer Pfad 15 70199 Stuttgart Germany

Deutsche Telekom

International Finance B.V.

$650,000,000	5.875% Notes due August 20, 2013

$850,000,000	6.750% Notes due August 20, 2018

Guaranteed as to Payment

of Principal and Interest by

Deutsche Telekom AG

Banc of America Securities LLC

Credit Suisse

Lehman Brothers